Exhibit 99.4

EXECUTION VERSION

WARRANT AGREEMENT

dated as of December 23, 2010

between

Repsol YPF, S.A.
as Seller

and

Eton Park Fund, L.P.
as Purchaser

TABLE OF CONTENTS

PAGE

ARTICLE 1
DEFINITIONS

Section 1.01. Certain Definitions	1

ARTICLE 2
ISSUANCE, EXECUTION AND TRANSFER OF WARRANTS

Section 2.01. Purchase and Sale	5
Section 2.02. Issuance of Warrants	5
Section 2.03. Limitations on Transfer	5

ARTICLE 3
EXERCISE AND SETTLEMENT OF WARRANTS

Section 3.01. Exercise of Warrants	6
Section 3.02. Procedure for Exercise	6
Section 3.03. Settlement of Warrants	6
Section 3.04. Delivery of ADSs	6
Section 3.05. No Fractional ADSs to Be Delivered	7
Section 3.06. Calculations Determined by Seller	7

ARTICLE 4
ADJUSTMENTS

Section 4.01. Adjustments to Exercise Price	8
Section 4.02. Adjustments to Number of Warrants	13
Section 4.03. Certain Distributions of Rights and Warrants	13
Section 4.04. Restrictions on Adjustments	14
Section 4.05. Deferral of Adjustments	15
Section 4.06. Recapitalizations, Reclassifications and Other Changes	16
Section 4.07. Common Stock Outstanding	17
Section 4.08. Seller’s Determinations Final	17
Section 4.09. Notice of Adjustments	18

ARTICLE 5
OTHER PROVISIONS RELATING TO RIGHTS OF WARRANTHOLDER

Section 5.01. No Rights as Stockholders	18
Section 5.02. Amendments	18

i

ii

WARRANT AGREEMENT

This Warrant Agreement dated as of December 23, 2010 is between REPSOL YPF, S.A., a corporation organized under the laws of the Kingdom of Spain (the “Seller”), and Eton Park Fund, L.P., a Delaware limited partnership, (the “Purchaser”).

WITNESSETH THAT:

WHEREAS, Seller beneficially owns directly or through one or more subsidiaries shares representing 83.104% of the outstanding Common Stock (as defined below);

WHEREAS, Seller desires to sell to Purchaser an aggregate initial Number of Warrants issued hereunder equal to 2,243,590, each of which is exercisable for one ADS (as defined below);

NOW THEREFORE in consideration of the mutual agreements herein contained, the Seller and the Purchaser agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Certain Definitions.  As used in this Warrant Agreement, the following terms shall have their respective meanings set forth below:

“$” refers to such coin or currency of the United States as at any time of payment is legal tender for the payment of public and private debts.

“Adjustment Event” has the meaning set forth in Section 4.05.

“ADS” means American Depositary Shares of the Issuer evidenced by American Depositary Receipts and issued pursuant to the Deposit Agreement.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Body that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Board of Directors” means the board of directors of the Seller or any committee of such board of directors duly authorized to exercise the power of such board of directors with respect to the matters provided for in this Warrant Agreement as to which the board of directors is authorized or required to act.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Madrid, Spain or Buenos Aires, Argentina are authorized or required by Applicable Law to close.

“Cash” means such coin or currency of the United States as at any time of payment is legal tender for the payment of public and private debts.

“Close of Business” means 5:00 p.m. New York City time.

“Closing Sale Price” means, as of any date, the quotient of (A)(i) the last reported sales price per ADS or any other security on such date (or, if no last reported sale price is reported, the average of the bid and ask prices or, (ii) if more than one in either case, the average of the average bid and the average ask prices on such date) as reported on the New York Stock Exchange, or if the ADSs or such other security is not listed on the New York Stock Exchange, as reported by the principal U.S. national or regional securities exchange or quotation system on which the ADSs or such other security is then listed or quoted, divided by (B) (solely in the case of an ADS and the corresponding Closing Sale Price thereof) the number of shares of Common Stock represented by an ADS at such time; provided, however, that in the absence of such quotations, the Board of Directors will make a good faith determination of the Closing Sale Price.

“Common Stock” means Class D Common Stock, par value 10 Argentinian pesos per share, of the Issuer, subject to Section 4.06.

“Current Market Price” means, in connection with a dividend, issuance or distribution, the average of the Closing Sale Prices of an ADS for each of the 10 consecutive Trading Days ending on, but excluding, the earlier of the date in question and the Trading Day immediately preceding the Ex-Date for such dividend, issuance or distribution.

“Deposit Agreement” means the Amended and Restated Deposit Agreement dated as of November 13, 2009 between the Issuer and Depositary (as the same may be amended, restated or replaced from time to time).

“Depositary” The Bank of New York Mellon, acting as depositary under the Deposit Agreement (and any successor or replacement thereto).

“Determination Date” has the meaning set forth in Section 4.05.

“Dividend Threshold” has the meaning set forth in Section 4.01(c).

“Ex-Date” means, in connection with any dividend, issuance or distribution, the first date on which the ADSs trade on the applicable exchange or in the applicable market regular way without the right to receive the issuance, dividend or distribution in question from the Issuer or, if applicable, from the seller of the ADSs on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exercise Date” has the meaning set forth in Section 3.02(b).

“Exercise Notice” means, for any Warrant, the exercise notice substantially in the form set forth in Exhibit A hereto.

“Exercise Price” means initially $43.00 per Warrant, subject to adjustment pursuant to Article 4.

“Expiration Date” means, for any Warrant, January 17, 2012, regardless of whether such date is a Trading Day.

“Firm ADS” has the meaning set forth in the Stock Purchase Agreement.

“Full Physical Share Amount” has the meaning set forth in Section 3.03.

“Governmental Body” means any governmental body, agency or official of any country or political subdivision of any country, including any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority (including any self-regulatory organization), agency or commission or any court, tribunal, or judicial or arbitral body.

“Issuer” means YPF Sociedad Anónima.

“Number of Warrants” means, initially 2,243,590 Warrants, subject to adjustment pursuant to Section 3.04(a)(iii) and Section 4.02.

“Offer Expiration Date” has the meaning set forth in Section 4.01(d).

“Offer Expiration Time” has the meaning set forth in Section 4.01(d).

“Open of Business” means 9:00 a.m., New York City time.

“Person” means an individual, partnership, firm, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Purchased Shares” has the meaning set forth in Section 4.01(d).

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of ADSs have the right to receive any Cash, securities or other property or in which ADSs (or other applicable security) is exchanged for or converted into any combination of Cash, securities or other property, the date fixed for determination of holders of ADSs entitled to receive such Cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Reference Property” has the meaning set forth in Section 4.06.

“Reorganization Event” has the meaning set forth in Section 4.06.

“SEC” means Securities and Exchange Commission of the United States.

“Securities Act” means the Securities Act of 1933, as amended.

“Settlement Date” means, in respect of a Warrant that is exercised hereunder, the third Trading Day immediately following the Exercise Date for such Warrant.

“Stock Purchase Agreement” means the Stock Purchase Agreement dated as of December 22, 2010 between the Seller and the Purchaser.

“Trading Day” means (i) if the applicable security is listed on the New York Stock Exchange, a day on which trades may be made thereon or (ii) if the applicable security is listed or admitted for trading on the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or other national securities exchange or market, a day on which the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or such other national securities exchange or market is open for business or (iii) if the applicable security is not so listed, admitted for trading or quoted, any Business Day in New York City, New York.

“Trigger Event” has the meaning set forth in Section 4.03.

“Unit of Reference Property” has the meaning set forth in Section 4.06.

“Unit Value” has the meaning set forth in Section 4.06(c).

“Warrant” means a warrant of the Seller exercisable for one ADS of the Issuer, subject to adjustment as provided herein, and issued pursuant to this Warrant Agreement with the terms, conditions and rights set forth in this Warrant Agreement.

“Warrantholder” means the Purchaser.

ARTICLE 2
Issuance, Execution and Transfer of Warrants

Section 2.01.  Purchase and Sale.  Upon the terms and subject to the conditions of this Warrant Agreement, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Number of Warrants in consideration for Purchaser’s agreement to purchase all of the Firm ADSs.

Section 2.02.  Issuance of Warrants.  The Number of Warrants issued hereunder shall be represented by this Warrant Agreement.  The issue date of the Warrants shall be the date of the Closing (as defined in the Stock Purchase Agreement). The Warrants issued to the Purchaser at the Closing shall be the only Warrants issued or outstanding under this Warrant Agreement. All Warrants issued under this Warrant Agreement shall in all respects be equally and ratably entitled to the benefits hereof, without preference, priority, or distinction.

Section 2.03.  Limitations on Transfer. (a) Except is set forth in the immediately succeeding sentence, neither this Warrant Agreement, the Warrants evidenced hereby nor any interest or obligation in or under this Warrant Agreement may be directly or indirectly transferred, assigned or otherwise disposed (whether by way of security or otherwise) by the Purchaser without the prior written consent of the Seller.  The Purchaser shall be permitted to transfer or assign the Warrants evidenced hereby and its interests and obligations under this Warrant Agreement to any fund or similar entity that is managed or controlled by Eton Park Capital Management L.P..  In connection with any transfer or assignment pursuant to the immediately preceding sentence, the Purchaser shall give the Seller prompt written notice of such transfer or assignment, the number of Warrants that have been transferred or assigned and the identity of the relevant transferee or assignee.

(b) The Warrantholder agrees that on its own behalf and on behalf of any accounts for which it is acting neither the ADSs, if any, delivered upon exercise of the Warrants nor the Common Stock underlying such ADSs may be offered, sold, pledged or otherwise transferred except (a) (1) pursuant to a transaction that in the opinion of counsel reasonably satisfactory to the Seller is exempt from registration under the Securities Act pursuant to Rule 144 thereunder or (2) pursuant to an effective registration statement under the Securities Act and (b) in accordance with all applicable securities laws of the states of the United States.  In addition, the Common Stock underlying the ADSs, if any, delivered upon exercise of the Warrants, may be offered and sold in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act.

ARTICLE 3
Exercise and Settlement of Warrants

Section 3.01.  Exercise of Warrants. At any time prior to 5:00 p.m., New York City time, on the Expiration Date, but on no more than ten separate occasions, the Warrantholder shall be entitled to exercise, in accordance with this Article 3, the full Number of Warrants (which may include fractional Warrants) or any portion thereof (which shall not include any fractional Warrants); provided, however, that no Warrant may be exercised during any period commencing on, and including, the third Business Day immediately following the date that a dividend is declared by the Company on the Common Stock and ending on, and including, the earlier of (x) the payment date for such dividend and (y) the twenty-first calendar day immediately following the relevant declaration date for such dividend.  Any Warrants not exercised prior to such time shall expire unexercised.

Section 3.02.  Procedure for Exercise.  (a) To exercise a Warrant, the Warrantholder must deliver a duly completed and executed Exercise Notice to the Seller.

(b) The date on which the Warrantholder complies with the requirements for exercise set forth in this Section 3.02 in respect of a Warrant is the “Exercise Date” for such Warrant.  However, if such date is not a Trading Day or the Warrantholder satisfies such requirements after the Close of Business on a Trading Day, then the Exercise Date shall be the immediately succeeding Trading Day.

Section 3.03.  Settlement of Warrants.  (a) For each Warrant exercised hereunder, (i) prior to 11:00 a.m., New York City time, on the Settlement Date for such Warrant, the Warrantholder shall pay the Exercise Price (determined as of such Exercise Date) by federal wire or other immediately available funds payable to the order of the Seller and notified to the Warrantholder in accordance with Section 8.02, and (ii) on the Settlement Date, following receipt by the Seller of such Exercise Price, the Seller shall cause to be delivered to the Warrantholder one ADS (the “Full Physical Share Amount”), together with Cash in respect of any fractional ADS as provided in Section 3.05.

Section 3.04.  Delivery of ADSs.  (a) In connection with the delivery of ADSs to the Warrantholder pursuant to Section 3.03 upon exercise of any Warrants, the Seller shall:

(i) deliver to or upon the order of the Warrantholder a certificate or certificates, in each case with the legends set forth on Exhibit B, for the number of ADSs to which the Warrantholder is entitled, registered in the name of the Warrantholder;

(ii) deliver Cash to the Warrantholder in respect of any fractional ADSs, as provided in Section 3.05; and

(iii) if the Number of Warrants shall not have been exercised in full, notify the Warrantholder of the new Number of Warrants represented by this Warrant Agreement.

(b) The Purchaser shall for all purposes be deemed to have become the holder of record of any ADSs delivered upon exercise of the Warrants represented by this Warrant Agreement as of the Close of Business on the later of the Exercise Date and the date of payment by the Warrantholder of the Exercise Price in accordance with Section 3.03.  However, if any such date is a date when the ADS transfer books of the Depositary are closed, the Warrantholder shall be deemed to have become the holder of such ADSs at the Close of Business on the next succeeding date on which the ADS transfer books of the Depositary are open.

Section 3.05.  No Fractional ADSs to Be Delivered. (a) Notwithstanding anything to the contrary in this Warrant Agreement, the Seller shall not be required to deliver any fraction of an ADS upon exercise of any Warrants.

(b) If any fraction of a Warrant shall be exercised hereunder, the Seller shall pay the Warrantholder Cash in lieu of the corresponding fraction of an ADS valued at the Closing Sale Price on the Exercise Date.  However, if more than one Warrant shall be exercised hereunder at one time by the Warrantholder, the number of full ADSs which shall be deliverable upon exercise thereof shall be computed on the basis of all Warrants (including any fractional Warrants) so exercised.  If any fraction of an ADS would, except for the provisions of this Section 3.05, be deliverable on the exercise of any Warrant or Warrants (including any fractional Warrants), the Seller shall pay the Warrantholder Cash in lieu of such fractional ADS valued at the Closing Sale Price on the Exercise Date.  For purposes of this Section 3.05(b) only, the “Closing Sale Price” shall be determined without regard to clause (B) in the definition thereof.

(c) The Warrantholder hereby expressly waives its right to receive any fraction of an ADS or a receipt representing a fraction of an ADS.

Section 3.06.  Calculations Determined by Seller. The Seller shall be responsible for performing all calculations required in connection with the exercise and settlement of the Warrants and the payment or delivery, as the case may be, of Cash and/or ADSs as described in this Article 3.  In connection therewith, the Seller shall provide prompt written notice to the Warrantholder of the amount of Cash and the number of ADSs payable or deliverable, as the case may be, upon exercise and settlement of the Warrants and, if the Number of Warrants shall not have been exercised in full, the remaining Number of Warrants represented by this Warrant Agreement.

ARTICLE 4
Adjustments

Section 4.01.  Adjustments to Exercise Price.  The Exercise Price for the Warrants shall be subject to adjustment (without duplication) upon the occurrence of any of the following events:

(a) The issuance of Common Stock as a dividend or distribution to all holders of Common Stock, or a subdivision or combination of Common Stock, in which event the Exercise Price shall be adjusted based on the following formula:

where:

EP0	=
the Exercise Price in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date for such subdivision or combination, as the case may be;

EP1	=
the Exercise Price in effect immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such subdivision or combination, as the case may be;

OS0	=
the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date for such subdivision or combination, as the case may be;

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, subdivision or combination;

ADS0	=
the number of shares of Common Stock represented by an ADS immediately prior to the Close of Business on the Record Date for such dividend or distribution, or immediately prior to the Open of Business on the effective date for such subdivision or combination, as the case may be; and

ADS1	=	the number of shares of Common Stock represented by an ADS immediately after giving effect to such dividend, distribution, subdivision or combination, as the case may be.

Such adjustment shall become effective immediately after the Close of Business on the Record Date for such dividend or distribution, or immediately after the Open of Business on the effective date for such subdivision or combination, as the case may be. If any dividend or distribution of the type described in this Section 4.01(a) is declared but not so paid or made, the Exercise Price shall again be adjusted to the Exercise Price that would then be in effect if such dividend or distribution had not been declared or announced, as the case may be.

(b) The issuance to all holders of Common Stock of rights or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights or warrants to purchase shares of Common Stock (or securities convertible into Common Stock) at less than (or having a conversion price per share less than) the Current Market Price of Common Stock, in which event the Exercise Price will be adjusted based on the following formula:

where:

EP0	=	the Exercise Price in effect immediately prior to the Close of Business on the Record Date for such issuance;

EP1	=	the Exercise Price in effect immediately after the Close of Business on the Record Date for such issuance;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the Record Date for such issuance;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, warrants or convertible securities; and

Y	=	the aggregate price payable to exercise such rights, warrants or convertible securities divided by the Current Market Price.

Such adjustment shall become effective immediately after the Close of Business on the Record Date for such issuance.  In the event that the issuance of such rights, warrants or convertible securities is announced but such rights, warrants or convertible securities are not so issued, the Exercise Price shall again be adjusted to be the Exercise Price that would then be in effect if the Record Date for such issuance had not occurred.  To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, warrants or convertible securities, upon the expiration, termination or maturity of such rights, warrants or convertible securities, the Exercise Price shall be readjusted to the Exercise Price that would then be in effect had the adjustments made upon the issuance of such rights, warrants or convertible securities been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.  In determining the aggregate price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants, as well as any consideration received in connection with the conversion of any convertible securities issued upon exercise of such rights or warrants, and the value of such consideration, if other than Cash, shall be determined in good faith by the Board of Directors.

(c) Dividends or other distributions consisting exclusively of Cash to all holders of Common Stock, other than cash dividend(s) with a record date occurring during the term of this Warrant Agreement that do not, in the aggregate exceed $2.75 per share (the “Dividend Threshold”), in which event the Exercise Price will be adjusted based on the following formula:

EP1	=	EP0 – C

where:

EP0	=	the Exercise Price in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution;

EP1	=	the Exercise Price in effect immediately after the Close of Business on the Record Date for such dividend or distribution; and

C	=	the aggregate amount in Cash per share that the Issuer distributes to holders of Common Stock in excess of the Dividend Threshold.

The Dividend Threshold shall be subject to adjustment in a manner proportional to, and at the same time as, adjustments to the Exercise Price;

provided that no adjustment shall be made to the Dividend Threshold for any adjustment to the Exercise Price pursuant to this clause (c).

Such adjustment shall become effective immediately after the Close of Business on the Record Date for such dividend or distribution.  In the event that such dividend or distribution is declared or announced but is not so paid or made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such dividend or distribution had not been declared or announced.  For the avoidance of doubt, in no event shall the Exercise Price be reduced to less than zero pursuant to this Section 4.01(c).

(d) The Issuer or one or more subsidiaries of the Issuer make purchases of Common Stock pursuant to a tender offer or exchange offer by the Issuer or a subsidiary of the Issuer for the Common Stock, to the extent that the Cash and value of any other consideration included in the payment per share of Common Stock validly tendered or exchanged exceeds the average Closing Sale Prices of an ADS over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Offer Expiration Date”), in which event the Exercise Price will be adjusted based on the following formula:

where:

EP0	=	the Exercise Price in effect immediately prior to the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Offer Expiration Date;

EP1	=	the Exercise Price in effect immediately after the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Offer Expiration Date;

FMV	=
the fair market value (as determined by the Board of Directors), on the Offer Expiration Date, of the aggregate value of all Cash and any other consideration paid or payable for shares of Common Stock validly tendered or exchanged and not withdrawn as of the Offer Expiration Date (the “Purchased Shares”);

OS1	=	the number of shares of Common Stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Offer Expiration Time”) less any Purchased Shares;

OS0	=	the number of shares of Common Stock outstanding as of the Offer Expiration Time, including any Purchased Shares; and

SP1	=	the average of the Closing Sale Prices of an ADS over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Offer Expiration Date.

An adjustment, if any, to the Exercise Price pursuant to this clause (d) shall be made immediately after the Close of Business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Offer Expiration Date, but shall be given effect immediately after the Close of Business on the Offer Expiration Date.  To the extent that the Exercise Date for any Warrant occurs during the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Offer Expiration Date, the Settlement Date for such Warrants shall be postponed to the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Offer Expiration Date.  In the event that the Issuer or a subsidiary of the Issuer is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Issuer or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such tender offer or exchange offer had not been made.  Except as set forth in the preceding sentence, if the application of this clause (d) to any tender offer or exchange offer would result in an increase in the Exercise Price, no adjustment shall be made for such tender offer or exchange offer under this clause (d).

(e) Whenever any provision of this Warrant Agreement requires the Seller to calculate the Current Market Price, the Closing Sale Price, the Exercise Price or any other variable set forth herein over a span of multiple days, the Seller’s Board of Directors will make appropriate adjustments to account for any adjustment to the Exercise Price that becomes effective, or any event requiring an adjustment to the Exercise Price where the Record Date of the event occurs, at any time during the period when the Current Market Price, the Closing Sale Price, the Exercise Price or any other variable set forth herein are to be calculated.

(f) In the event of (i) any subdivision or split of the outstanding ADSs, (ii) any distribution of additional ADSs to holders of ADSs, or (iii) any combination of the outstanding ADSs into a smaller number of ADSs, the Seller shall adjust the Exercise Price (and shall make a corresponding adjustment to the Number of Warrants) in effect immediately before the event triggering the adjustment so that the Warrantholder will be entitled to receive, upon exercise of the Warrants issued hereunder, the number of ADSs that the Warrantholder would have been entitled to receive upon exercise immediately following this event had the Warrants issued hereunder been exercised for the underlying ADS immediately before this event or any record date with respect to it.

(g) If the Common Stock ceases to be represented by American Depositary Receipts issued under a depositary receipt program sponsored by the Issuer, or the ADSs cease to be listed on the New York Stock Exchange (and are not at that time listed on another United States national securities exchange), all references in this Warrant Agreement to the ADSs relative to the terms of the Warrants shall be deemed to have been replaced by a reference to the number of shares of Common Stock represented by an ADS on the date the Common Stock ceases to be represented by American Depositary Receipts issued under a depositary receipt program sponsored by the Issuer or on the last day on which the ADSs were traded on the New York Stock Exchange (or another United States national securities exchange), as the case may be, as adjusted, pursuant to the adjustment provisions of this Warrant Agreement, for any other property the ADSs represented as if the other property had been distributed to holders of the ADSs on that day.

Section 4.02.  Adjustments to Number of Warrants.  Concurrently with any adjustment to the Exercise Price under Section 4.01, the Number of Warrants shall be adjusted such that the Number of Warrants in effect immediately following the effectiveness of such adjustment will be equal to the Number of Warrants in effect immediately prior to such adjustment, multiplied by a fraction, (i) the numerator of which is the Exercise Price in effect immediately prior to such adjustment and (ii) the denominator of which is the Exercise Price in effect immediately following such adjustment.

Section 4.03.  Certain Distributions of Rights and Warrants.  (a) Rights or warrants distributed by the Issuer to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Issuer’s Common Stock (or securities convertible into Common Stock) (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (a “Trigger Event”):

(i) are deemed to be transferred with such shares of Common Stock;

(ii) are not exercisable; and

(iii) are also issued in respect of future issuances of Common Stock,

shall be deemed not to have been distributed for purposes of Article 4 (and no adjustment to the Exercise Price or the Number of Warrants under this Article 4 will be made) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Exercise Price and the Number of Warrants shall be made under this Article 4.

(b) In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Exercise Price and the Number of Warrants under Article 4 was made:

(i) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by the holders thereof, the Exercise Price and the Number of Warrants shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a Cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase; and

(ii) in the case of such rights or warrants that shall have expired or been terminated without exercise by the holders thereof, the Exercise Price and the Number of Warrants shall be readjusted as if such rights and warrants had not been issued.

Section 4.04.  Restrictions on Adjustments.  (a) Except in accordance with Section 4.01 and Section 4.02, the Exercise Price and the Number of Warrants will not be adjusted for the issuance of Common Stock or ADSs or any securities convertible into or exchangeable for Common Stock or ADSs or carrying the right to purchase any of the foregoing.

(b) Neither the Exercise Price nor the Number of Warrants will be adjusted:

(i) upon the issuance of any shares of Common Stock or ADSs pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Issuer’s securities and the investment of additional optional amounts in shares of Common Stock or ADSs under any plan;

(ii) upon the issuance of any shares of Common Stock or ADSs or options or rights or rights to purchase such Common Stock or ADSs pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Issuer or any of its subsidiaries;

(iii) upon the issuance of any shares of Common Stock or ADSs pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date hereof;

(iv) for a change in the par value of the Common Stock; or

(v) for accumulated and unpaid dividends on the Common Stock or ADSs.

(c) No adjustment shall be made to the Exercise Price or the Number of Warrants for any of the transactions described in Section 4.01 (other than a subdivision or combination of the Common Stock) if the Seller makes provisions for the Warrantholder to participate in any such transaction on a basis and with notice that the Board of Directors determines in good faith to be fair and appropriate.

(d) No adjustment shall be made to the Exercise Price, nor will any corresponding adjustment be made to the Number of Warrants, unless the adjustment would result in a change of at least 1% of the Exercise Price.

(e) If the Issuer takes a record of the holders of Common Stock for the purpose of entitling them to receive a dividend or other distribution, and thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandons its plan to pay or deliver such dividend or distribution, then thereafter no adjustment to the Exercise Price or the Number of Warrants then in effect shall be required by reason of the taking of such record.

Section 4.05.  Deferral of Adjustments.  In any case in which Section 4.01 provides that an adjustment shall become effective immediately (a) after a Record Date for an event, (b) after the effective date (in the case of a subdivision or combination of the Common Stock) or (c) at the Close of Business on the Offer Expiration Date for any tender or exchange offer pursuant to Section 4.01(d) (each a “Determination Date”), the Seller may elect to defer, until the later of the date the adjustment to the Exercise Price and the Number of Warrants can be definitively determined and the occurrence of the applicable Adjustment Event (as hereinafter defined), (i) delivering to the Warrantholder in respect of any Warrant exercised after such Determination Date and before the occurrence of such Adjustment Event, the additional ADSs or other securities or assets deliverable upon such exercise by reason of the adjustment required by such Adjustment Event over and above the ADSs deliverable upon such exercise before giving effect to such adjustment and (ii) paying to the Warrantholder any amount in Cash in lieu of any fractional ADS pursuant to Section 3.05.  For the purposes of this Section 4.05, the term “Adjustment Event” shall mean (A) in any case referred to in clause (a) or clause (b) hereof, the occurrence of such event and (B) in any case referred to in clause (c) hereof, the date a sale or exchange of Common Stock pursuant to such tender or exchange offer is consummated and becomes irrevocable.

Section 4.06.  Recapitalizations, Reclassifications and Other Changes. (a) If any of the following events occur:

(i) any recapitalization;

(ii) any reclassification or change of the outstanding shares of Common Stock (other than changes resulting from a subdivision or combination to which Section 4.01(a) applies);

(iii) any consolidation, merger or combination involving the Issuer;

(iv) any sale or conveyance to a third party of all or substantially all of the Issuer’s assets; or

(v) any statutory share exchange,

(each such event a “Reorganization Event”), in each case as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (the “Reference Property”), then, following the effective time of the transaction, the right to receive ADSs upon exercise of a Warrant shall be changed to a right to receive, upon exercise of such Warrant, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of one ADS would have owned or been entitled to receive in connection with such Reorganization Event (such kind and amount of Reference Property per share of Common Stock, a “Unit of Reference Property”).  In the event holders of the ADSs have the opportunity to elect the form of consideration to be received in a Reorganization Event, the type and amount of consideration into which the Warrants shall be exercisable from and after the effective time of such Reorganization Event shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of the ADSs in such Reorganization Event.

(b) At any time from, and including, the effective time of a Reorganization Event:

(i) the Full Physical Share Amount per Warrant shall be equal to a single Unit of Reference Property;

(ii) the Seller shall pay Cash in lieu of delivering any fraction of a Unit of Reference Property or any fractional Warrant in accordance with Section 3.05 based on the Unit Value as of the Exercise Date; and

(iii) the Closing Sale Price and the Current Market Price shall be calculated with respect to a Unit of Reference Property.

(c) The value of a Unit of Reference Property (the “Unit Value”) shall be determined as follows:

(i) any shares of common stock of the successor or purchasing corporation or any other corporation that are traded on a national or regional stock exchange included in such Unit of Reference Property shall be valued as if such shares were an “ADS” using procedures set forth in the definition of “Closing Sale Price” in Section 1.01;

(ii) any other property (other than Cash) included in such Unit of Reference Property shall be valued in good faith by the Board of Directors or by a New York Stock Exchange member firm selected by the Board of Directors; and

(iii) any Cash included in such Unit of Reference Property shall be valued at the amount thereof.

(d) The above provisions of this Section 4.06 shall similarly apply to successive Reorganization Events.

(e) If this Section 4.06 applies to any event or occurrence, no other provision of this Article 4 shall apply to such event or occurrence.

Section 4.07.  Common Stock Outstanding.  For the purposes of this Article 4, the number of shares of Common Stock at any time outstanding shall not include shares held, directly or indirectly, by the Issuer, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

Section 4.08.  Seller’s Determinations Final.  The Seller shall be responsible for making all calculations called for under this Warrant Agreement. These calculations include, but are not limited to, the Exercise Date, the Current Market Price, the Closing Sale Price, the Exercise Price, the Number of Warrants and the number of ADSs or Units of Reference Property, if any, to be delivered upon exercise of any Warrants. The Seller shall make the foregoing calculations in good faith and, absent manifest error, the Seller’s calculations shall be final and binding on the Warrantholder.

Section 4.09.  Notice of Adjustments.  Whenever the Exercise Price or the Number of Warrants is adjusted pursuant to this Article 4, the Seller shall promptly mail to the Warrantholder a notice of the adjustment.

ARTICLE 5
Other Provisions Relating to Rights of Warrantholder

Section 5.01.  No Rights as Stockholders.  The Warrantholder shall not be entitled, by virtue of holding Warrants, to vote, to consent, to receive dividends, to receive notice as a stockholder with respect to any meeting of stockholders for the election of the Issuer’s directors or any other matter, or to exercise any rights whatsoever as the Issuer’s stockholder unless, until and only to the extent the Warrantholder becomes a holder of record of ADSs.

Section 5.02.  Amendments.  No amendment, modification or waiver in respect of this Warrant Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

ARTICLE 6
Representations, Warranties and Covenants of the Seller

The Seller hereby represents and warrants to the Purchaser that:

Section 6.01.  Organization and Existence.  The Seller is a corporation (sociedad anónima) duly organized and validly existing under the laws of the Kingdom of Spain.

Section 6.02.  Authorization.  The execution, delivery and performance by the Seller of this Warrant Agreement and the consummation by the Seller of the transactions contemplated hereby are within the powers of the Seller and have been duly authorized by all necessary action on the part of the Seller.  This Warrant Agreement constitutes the valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.

Section 6.03.  Governmental and Court Authorization.  The execution, delivery and performance by the Seller of this Warrant Agreement and the consummation by the Seller of the transactions contemplated hereby require no action by, or in respect of, or consent, approval or authorization of, or filing, registration or qualification with, any Governmental Body.

Section 6.04.  Non-contravention.  The execution, delivery and performance by the Seller of this Warrant Agreement do not and shall not (i) contravene or conflict with the articles of incorporation, bylaws or other organizational document binding on the Seller, (ii) contravene or conflict with or constitute a violation of any Applicable Law binding upon or applicable to the Seller or (iii) require any consent, approval or other action by any Person or constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Seller or to a loss of any benefit to which the Seller is entitled under any agreement, contract, indenture, lease or other instrument binding upon the Seller or any license, franchise, permit or other similar authorization held by the Seller.

Section 6.05.  Title to the ADSs.  The Seller has valid title to the ADSs to be delivered upon exercise of the Number of Warrants under this Warrant Agreement, or to shares of Common Stock sufficient to allow the issuance, upon deposit with the Depositary, of such ADSs, free and clear of all security interests, claims, liens, equities or other encumbrances.

Section 6.06. Execution of Agreement not prompted by MNPI. The execution of this Warrant Agreement by the Seller is not prompted by any material information concerning the Issuer or any of its subsidiaries that has not been submitted to or is not on file with the SEC.

Section 6.07. No MNPI. The Seller has no knowledge of any material fact or information concerning the Issuer, or the operations, assets, condition, financial or otherwise, or prospects of the Issuer which is required under applicable law to be made generally available to the public and which has not been, or is not being, or will not be, made generally available to the public through information that has been submitted to or is on file with the SEC.

ARTICLE 7
Representations and Warranties of The Purchaser

Section 7.01.  Private Placement.  The Purchaser hereby represents and warrants to and agrees with the Seller that:

(a) Neither the offer and sale of the Warrants nor the offer (or, upon exercise of the Warrants, any delivery) of the ADSs underlying the Warrants has been registered under the Securities Act and the ADSs (if any) delivered upon exercise of the Warrants may not be offered, sold, pledged or otherwise transferred except (a) (1) pursuant to a transaction that in the opinion of counsel reasonably satisfactory to the Seller is exempt from registration under the Securities Act pursuant to Rule 144 thereunder or (2) pursuant to an effective registration statement under the Securities Act and (b) in accordance with all applicable securities laws of the states of the United States.  In addition, the Common Stock underlying any ADSs that may be issued upon exercise of the Warrants may be offered and sold in an offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act;

(b) It is a “qualified institutional buyer” as defined in Rule 144A (a “QIB”) under the Securities Act;

(c) It is acquiring the Warrants and the ADSs (if any) delivered upon exercise of the Warrants for its own account or for one or more accounts (each of which is a QIB and as to each of which it exercises sole investment discretion and for each of which it has full power to make the acknowledgments, representations and agreements herein) and not with a view to, or for sale in connection with, any public resale or distribution thereof;

(d) It understands that no offering circular or prospectus will be provided or prepared in connection with the offer and sale of the Warrants or the offer (or, upon exercise of the Warrants, any delivery) of the ADSs underlying the Warrants;

(e) It has conducted its own investigation of the Warrants, the ADSs underlying the Warrants, the Issuer and the Seller and neither the Seller nor the Issuer has made any representation to it, express or implied, with respect to the Warrants, the ADSs underlying the Warrants, the Issuer or the Seller.  It has received and reviewed all financial and other information that it believes is necessary or appropriate in connection with its decision to purchase the Warrants and the ADSs (if any) delivered upon exercise of the Warrants;

(f) It represents that it has such knowledge and experience in financial and business matters (including investments in unregistered equity securities of non-U.S. issuers) as to enable it to evaluate the merits and risk of its investment in the Warrants and the ADSs underlying the Warrants and that it and any accounts for which it is acting is able to bear the economic risk of investing in and holding such Warrants and the ADSs underlying the Warrants;

(g) It understands that the Warrants and the ADSs underlying the Warrants are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act; and

(h) It understands that no representation is being made as to the availability of Rule 144 or any other exemption under the Securities Act for the reoffer, resale, pledge or transfer of the ADSs (if any) delivered upon exercise of the Warrants.

Section 7.02.  Organization and Existence.  The Purchaser hereby represents and warrants that it is a Delaware limited partnership duly organized, validly existing and in good standing under the laws of Delaware.

Section 7.03. Authorization.  The Purchaser hereby represents and warrants that the execution, delivery and performance by the Purchaser of this Warrant Agreement and the consummation by the Purchaser of the transactions contemplated hereby are within its powers and have been duly authorized by all necessary action on its part.  This Warrant Agreement constitutes a valid and binding agreement enforceable against the Purchaser in accordance with its terms.

Section 7.04. Governmental and Court Authorization.  The Purchaser hereby represents and warrants that the execution, delivery and performance by the Purchaser of this Warrant Agreement and the consummation by the Purchaser of the transactions contemplated hereby require no action by, or in respect of, or consent, approval or authorization of, or filing, registration or qualification with, any Governmental Body.

Section 7.05.  Non-contravention.  The Purchaser hereby represents and warrants that the execution, delivery and performance by the Purchaser of this Warrant Agreement do not and shall not (i) contravene or conflict with the articles of incorporation, bylaws or other organizational document binding on the Purchaser, (ii) contravene or conflict with or constitute a violation of any Applicable Law binding upon or applicable to the Purchaser or (iii) require any consent, approval or other action by any Person or constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Purchaser or to a loss of any benefit to which the Purchaser is entitled under any agreement, contract, indenture, lease or other instrument binding upon the Purchaser or any license, franchise, permit or other similar authorization held by the Purchaser.

Section 7.06.  Limitations on Hedging.  Purchaser agrees that it shall not hedge its exposure under this Warrant Agreement (including, without limitation, by short selling ADSs, short selling Common Stock or through cash-settled derivatives) except in compliance with the Securities Act.

ARTICLE 8
Other Matters

Section 8.01.  Payment of Certain Taxes.  (a) The Seller shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable upon the initial issuance of the Warrants hereunder.

(b) The Seller shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable upon the delivery of ADSs upon the exercise of Warrants hereunder and the transfer of American Depositary Receipts in respect thereof in the respective names of, or in such names as may be directed by, the exercising Warrantholder.

Section 8.02.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given:

if to the Seller, to:

Repsol YPF S.A.
Paseo de la Castellana 278-280
28046 Madrid (Spain)
Att: Corporate Director Finance
Facsimile No.: + 34 90 255 51 34

with copies (which shall not constitute notice) to:

Repsol YPF S.A.
Paseo de la Castellana 278-280
28046 Madrid (Spain)
Att: Corporate Director Legal Services
Facsimile No.: + 34 91 348 40 86

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Att:  Nicholas A. Kronfeld
Facsimile No.: + 1 (212) 450-5950

if to the Purchaser or Warrantholder, to:

Eton Park Capital Management, L.P.
399 Park Ave., 10th Floor
New York, NY 10022
Attn:   Marcy Engel, Chief Operating Officer and
General Counsel

            Ricardo Salmon, Senior Managing Director
Facsimile No.: + 1 (646) 521-6360

with copies (which shall not constitute notice) to:

Shearman & Sterling LLP
599 Lexington Ave
New York, NY 10022
Attn:  Robert Treuhold, Esq.

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.03.  Assignment of ADS Delivery to Affiliates. Seller has the right to assign any or all of its rights and obligations under this Warrant Agreement to deliver ADSs (or other property), together with Cash in respect of any fractional ADS as provided in Section 3.05, to any of its affiliates; provided that Seller shall be discharged of its obligations to Holder only to the extent of such affiliate’s performance of its obligations hereunder.  In connection with any transfer or assignment pursuant to the immediately preceding sentence, the Seller shall give the Purchaser prompt written notice of such transfer or assignment, the number of ADSs (or other property), together with Cash in respect of any fractional ADSs as provided in Section 3.05, and the identity of the relevant assignee.

Section 8.04. Governing Law.  This Warrant Agreement shall be construed in accordance with and governed by the internal law of the State of New York, without regard to the conflicts of law rules of such state.

Section 8.05.  Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Warrant Agreement or the transactions contemplated hereby may be brought against any of the parties in any United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Warrant Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection it may now have or hereafter have to venue laid therein or that any such suit, action or proceeding which is brought in such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.02 shall be deemed effective service of process on such party.

Section 8.06.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.07.  Entire Agreement; Third-Party Beneficiaries.  This Warrant Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Warrant Agreement.  No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto.  Neither this Warrant Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.08.  Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 8.09.  Counterparts; Effectiveness.  This Warrant Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

Section 8.10.  Severability.  If any term, provision, covenant or restriction of this Warrant Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Warrant Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  Upon such a determination, the parties shall negotiate in good faith to modify this Warrant Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.11.  Publicity.  No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other parties, except to the extent that such party is advised by counsel that such release or announcement is necessary or advisable under applicable law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall to the extent practicable provide the other parties with an opportunity to review and comment on such release or announcement in advance of its issuance.

IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

Repsol YPF, S.A.

By:	/s/ Fernando Ramírez Mazarredo
Name: Fernando Ramírez Mazarredo
Title: Chief Financial Officer

Eton Park Fund, L.P.,
as Purchaser and Warrantholder
By:	Eton Park Capital Management, L.P.,
its Investment Manager
By:	/s/ Marcy Engel
Name: Marcy Engel
Title: Chief Operating Officer & General Counsel Eton Park Capital Management, L.P.

EXHIBIT A

[FORM OF EXERCISE NOTICE]

Repsol YPF S.A.
Paseo de la Castellana 278-280
28046 Madrid (Spain)

Att: Corporate Director Finance

The undersigned (the “Warrantholder”) hereby irrevocably exercises ______________ Warrants (the “Exercised Warrants”).

The Warrantholder hereby confirms that it will, prior to 11:00 a.m., New York City time, on the Settlement Date, pay an amount equal to the Exercise Price (determined as of the relevant Exercise Date), multiplied by the number of Exercised Warrants, by federal wire or other immediately available funds payable to the order of the Seller to the account maintained by the Seller and notified to the Warrantholder as required under Section 3.03 of the Warrant Agreement.

The Warrantholder hereby directs the Seller to deliver the Full Physical Share Amount for each of the Exercised Warrants as follows:

____________________________________________________________.

Date:	Eton Park Fund, L.P.

By:
Authorized Signature
Address:
Telephone:

A-1

EXHIBIT B

FORM OF RESTRICTIVE LEGEND FOR ADSs

THE ADSs EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND SUCH ADSs MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) PURSUANT TO A TRANSACTION THAT IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO REPSOL YPF S.A. IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT PURSUANT TO RULE 144 THEREUNDER OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES.  IN ADDITION, THE CLASS D SHARES UNDERLYING THE ADSs EVIDENCED HEREBY MAY BE OFFERED AND SOLD IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT.

B-1